Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 27, 2020, with respect to the financial statements and financial highlights of BMO Government Money Market Fund, BMO Prime Money Market Fund and BMO Tax-Free Money Market Fund, each a series of BMO Funds, Inc., as of August 31, 2020, incorporated herein by reference in this Registration Statement on Form N-14 (the Registration Statement), and to the reference to our firm under the heading “Comparison of Acquired Fund and Acquiring Fund Service Providers” in the Combined Proxy Statement/Prospectus and under the headings “Financial Highlights” in the Prospectus and “Information About The Funds’ Service Providers – Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement on Form N-1A (File Nos. 033-48907 and 811-58433), incorporated herein by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

October 29, 2021